Exhibit 3.46

AMENDED AND RESTATED OPERATING AGREEMENT

OF

GREEN AMERICA RECYCLING, LLC

ARTICLE I GENERALLY

Section 1. Adoption and Declaration.

This Amended and Restated Operating Agreement (the “Agreement”) of Green America Recycling, LLC (the “Company”) is hereby adopted as of August 31, 2011 (the “Effective Date”), by Continental Cement Company, L.L.C. (the “Member”). The Member is the sole member of the Company on the date hereof. This Agreement constitutes Member’s declaration of an “operating agreement” as defined in Section 347.015(13) of the Missouri Limited Liability Company Act, Sections 347.010 to 347.187 of the Revised Statutes of Missouri (the “Act”) and is being adopted as contemplated by Section 347.081 of the Act. It is the express intention of the Member that the Agreement is the operating agreement relating to the Company and shall govern, even when lawfully different than, the provisions of the Act or any other law or rule. To the extent any provision of the Agreement is prohibited or ineffective under the Act, the Agreement shall be considered amended to the least degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. This Agreement amends and supersedes in its entirety that certain Amended and Restated Operating Agreement of Green America Recycling, LLC, among the Members and the Company, dated February 19, 2008.

Section 2. Name.

The name of the company is Green America Recycling, LLC, and all business of the Company shall be conducted under that name to the extent permitted by applicable law.

Section 3. Effective Date.

The Agreement shall be effective as of the Effective Date set forth above. The existence of the Company commenced upon the date of filing and acceptance of the company’s Articles of Organization with the Secretary of State of Missouri.

Section 4. Term.

The duration of the Company shall be perpetual, unless the Company shall be dissolved and its affairs wound up in accordance with the Act or Agreement (the “Term”).

Section 5. Registered Agent and Office.

The registered agent for the service of process and the registered office shall be that person and location reflected in the Articles of Organization as filed in the office of the Secretary of State. The Manager, may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be and otherwise comply with the Act in this regard.

Section 6. Company Property.

All the rights, title, interests and properties of any nature whatsoever, tangible and intangible, owned or hereafter acquired or received by the Company are herein the “Property” and such Property is and shall be held in the name of the Company.

Section 7. Members’ Authority.

Except as otherwise provided in this Agreement, no Member shall have any authority to act for, or assume any obligations or responsibility on behalf of, any other Member or the Company.

Section 8. Principal Place of Business.

The principal place of business of the Company shall be at 10107 Highway 79, Hannibal, MO 63401, or such other place or places as the Manager shall designate in writing.

ARTICLE II MANAGEMENT

Section 1. Manager.

There shall at all times be one (1) manager (the “Manager”) of the Company selected by the Member. The initial Manager of the Company is Tom Beck.

Section 2. Management of the Company.

(a) The Manager shall be responsible for and shall have authority for conducting the ordinary and usual business and affairs of the Company unless limited or otherwise provided by this Agreement.

(b) Notwithstanding the provisions of paragraph(a) of this Section, the Member (and not the Manager) shall determine the compensation of Manager, if any, and have exclusive authority with respect to the merger, consolidation, conversion or sale of substantially all the assets of the Company and the admission and expulsion of members.

ARTICLE III CAPITAL

Section 1. Contributions to Capital.

The capital contributions of the Member on the books of the Company shall bear no interest except as otherwise provided herein or required by the Act and shall reflect the fair market value of all property contributed by the Member.

Section 2. Capital Accounts.

To the extent required, a capital account shall be established for the Member, and shall be maintained and adjusted in accordance with applicable tax or accounting principles.

ARTICLE IV ALLOCATIONS, ACCOUNTING

Section 1. Allocations.

All profits, gains, losses, income, deductions and credits shall be allocated to the Member.

Section 2. Accounting.

(a) The fiscal year of the Company shall be the calendar year.

(b) Books of account of the Company shall be kept and maintained at all times at the principal place of business of the Company.

ARTICLE V DISSOLUTION AND WINDING UP

Section 1. Dissolution.

The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events (which, unless the Member executes a writing to continue the business, shall constitute dissolution events);

(a) the written consent of the Member; or

(b) upon the dissolution of the Member.

Section 2. Effect of Dissolution.

Upon dissolution, the Company shall cease carrying on (as distinguished from the winding up of) the Company business, but the Company shall not be terminated, but shall continue until the winding up of the affairs of the Company is completed and articles of termination have been filed with the Secretary of State.

Section 3. Winding Up and Certificate of Dissolution.

The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Property has been distributed. Upon the completion of winding up of the Company, articles of termination shall be delivered to the Secretary of State which shall set forth the information required by the Act.

ARTICLE VI DISTRIBUTION ON LIQUIDATION

In the event of the sale or other disposition of all or substantially all of the Property or the dissolution and termination of the Company for any other reason, the Company shall be dissolved and liquidated and all of the Property shall be distributed as follows and in the following order of priority:

(a) all of the Property, if any, other than cash, shall be sold or collected and turned into cash as expeditiously as possible.

(b) all of the Company’s debts, liabilities and obligations (excluding any loans or advances by the Member) shall be paid in full or reserves therefor shall be set aside.

(c) all of the Company’s debts, liabilities and obligations to the Member shall be paid, but if the amount available therefor shall be insufficient, then pro rata on account thereof.

(d) any amount remaining shall be distributed to the Member.

ARTICLE VII GENERAL

Section 1. Governing Law.

This Agreement and the rights and obligations of the Member and the Member’s successors and assigns hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Missouri.

Section 2. Entire Agreement.

This Agreement contains the entire operating agreement with respect to the Company. No variations, modifications or changes herein or hereof shall be binding unless set forth in a document duly executed by or on behalf of the Member.

Section 3. Binding Agreement.

Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the Member and the Member’s successors and assigns.

Section 4. Rights of Creditors and Third Parties Under Company Agreement.

This Agreement is adopted and declared by the Member for the exclusive benefit of the Member, and the Member’s successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

IN WITNESS WHEREOF, this Agreement is executed, adopted and declared effective as of the Effective Date.

Company:

GREEN AMERICA RECYCLING, LLC

By:	/s/ Thomas A. Beck
Printed Name:	Thomas A. Beck
Title:	Manager

Member:

CONTINENTAL CEMENT COMPANY, L.L.C.

By:	/s/ R. Michael Johnson
Printed Name:	R. Michael Johnson
Title:	Pres/CEO